Milliman Variable Insurance Trust N-1A/A

Exhibit 99.(p)(i)

MILLIMAN VARIABLE INSURANCE TRUST

Code of Ethics

While affirming its confidence in the integrity and good faith of all of its officers and trustees, Milliman Variable Insurance Trust (the “Company”) recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of its officers and trustees could place such individuals, if they engage in personal securities transactions, in a position where their personal interest may conflict with that of the Company. In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Company has adopted this Code of Ethics (this “Code”) to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest and to establish reporting requirements and enforcement procedures.

This Code is divided into five parts. The first part contains provisions applicable to Access Persons (as defined below) of the Company; the second contains certain general provisions; the third pertains to Independent Trustees (as defined below) of the Company; the fourth pertains to “interested trustees” (as defined by Section 2(a)(19) of the Investment Company Act) who are Access Persons of the Company; and the fifth contains record-keeping and other provisions.

I.            DEFINITIONS

As used herein, the following terms shall have the following meanings:

(1)          “Access Person” with respect to the Company means any trustee, officer or Advisory Person (as defined below) of the Company.

(2)          “Advisory Person” means any trustee or officer of the Company or any officer, general partner or employee of any company in a control relationship to the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security (as defined below) by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Company who obtains information concerning recommendations made on behalf of the Company with regard to the purchase or sale of a Covered Security.

(3)          “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(4)          “Beneficial ownership” of a security shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(5)          “Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act. Section 2(a)(9) generally provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(6)          “Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and that is in one of the two highest rating categories of a nationally recognized statistical rating organization), including repurchase agreements; and (iii) shares issued by open-ended registered investment companies.

(7)          “Independent Trustee” means a trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Investment Company Act.

(8)          “Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(9)          “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(10)        “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security or any security that is exchangeable for or convertible into another security.

(11)        “Review Officer” means the officer of the Company designated from time to time to receive and review reports of purchases and sales by Access Persons. The term “Alternative Review Officer” means the officer of the Company designated from time to time to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer. It is recognized that a different Review Officer and Alternative Review Officer may be designated with respect to the Company.

(12)        “Section IV Reporting Person” means an Access Person (excluding the Independent Trustees).

(13)        “Security Held or to be Acquired” by the Company means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Company; or (B) is being or has been considered by the Company for purchase by the Company; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

(14)        “Security being Considered for Purchase or Sale” means when a recommendation to purchase or sell a security has been made and communicated.

II.           GENERAL

A.          Legal Requirements.

The Company is registered as an investment company, and therefore is subject to the requirements of the Investment Company Act, including Section 17(j). Section 17(j) provides, among other things, that it is unlawful for any affiliated person of the Company, including interested trustees and Independent Trustees, among others, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any Security Held or to be Acquired by the Company in contravention of such rules and regulations as the U.S. Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1 which provides, among other things, that it is unlawful for any affiliated person of the Company in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security Held or to be Acquired by the Company:

(1)          To employ any device, scheme or artifice to defraud the Company;

(2)          To make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statement made to the Company, in light of the circumstances under which they were made, not misleading;

(3)          To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Company; or

(4)          To engage in any manipulative practice with respect to the Company.

B.           Statement of Policy. It is the policy of the Company that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1. All Access Persons are prohibited from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of this Code. Any questions regarding this Code should be directed to the Chief Compliance Officer (“CCO”) of the Trust.

C.           Limitations on Investing.

(1)          Investments in IPOs: Access Persons may not directly or indirectly obtain beneficial ownership in an IPO without prior approval from the CCO.

(2)          Investments in Limited Offerings: Access Persons may not directly or indirectly obtain beneficial ownership in a Limited Offering without prior approval from the CCO.

D.          Exempted Transactions.

The Statement of Policy set forth above shall be deemed not to be violated by and the prohibitions of Section III-A or IV-A of this Code shall not apply to:

(1)          Purchases or sales of securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;

(2)          Purchases or sales of securities which are not eligible for purchase or sale by the Company;

(3)          Purchases or sales of securities which are non-volitional on the part of either the Access Person or the Company;

(4)          Purchases or sales of securities which are part of an Automatic Investment Plan provided that no adjustment is made by the Access Person to the rate at which securities are purchased or sold, as the case may be, under such a plan during any period in which the security is being considered for purchase or sale by the Company;

(5)          Purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(6)          Tenders of securities pursuant to tender offers which are expressly conditioned on the tender offer’s acquisition of all of the securities of the same class;

(7)          Purchases or sales of securities with respect to which neither an Access Person, nor any member of his or her immediate family as defined in Rule 16a-1(c) under the Exchange Act, has any direct or indirect influence, control or prior knowledge, which purchases or sales are effected for, or held in, a “blind account.” For this purpose, a “blind account” is an account over which an investment adviser exercises full investment discretion (subject to account guidelines) and does not consult with or seek the approval of the Access Person, or any member of his or her immediate family, with respect to such purchases and sales.

(8)          Other purchases or sales which only remotely potentially impact the interest of the Company because the securities transaction involves a small number of shares of an issuer with a large market capitalization and high average daily trading volume or would otherwise be very unlikely to affect a highly institutional market; and

(9)          Purchases or sales of securities previously approved by an individual appointed from time to time by the Chief Executive Officer for this purpose, which approval shall be confirmed in writing and shall be based upon a determination that such transaction did not violate the purpose or spirit of this Code; and

(10)        Purchases or sales of securities, whether directly or indirectly, in an Initial Public Offering or a Limited Offering, so long as such purchase or sale is approved in advance by the CCO.

III.          RULES APPLICABLE TO INDEPENDENT TRUSTEES

A.          Prohibited Purchases and Sales. No Independent Trustee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership if such trustee, at the time of the transaction, knows or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that, during the 15-day period immediately preceding or after the date of the contemplated transaction by the trustee:

(1)          the Covered Security is being Considered for Purchase or Sale by Company; or

(2)          the Covered Security is being purchased or sold by the Company.

B.          Reporting

(1)          Every Independent Trustee shall file with the Review Officer or his or her designee a report containing the information described below in Section III-B(2) of this Code with respect to transactions in any Covered Security in which such Independent Trustee has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section II-D applies; provided, however, that an Independent Trustee shall not be required to file such quarterly transaction report: (a) unless such trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Company, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the trustee: (i) such Covered Security is or was purchased or sold by the Company; or (ii) such Covered Security was a Security Considered for Purchase or Sale by the Company for a portfolio of the Company; or (b) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. Notwithstanding the preceding sentence, any Independent Trustee may, at his or her option, report the information described in Section III-B(2) with respect to any one or more transactions in any Covered Security in which such person has, or by reason of the transaction acquires or disposes of, any direct or indirect beneficial ownership.

(2)          Quarterly Transaction and New Account Reports. Every report shall be made no later than 30 days after the end of the calendar quarter with respect to any transaction during the quarter in a Covered Security in which the Independent Trustee had a direct or indirect beneficial ownership, and shall contain the following information:

(a)          The date of the transaction, the title, the interest rate and maturity date (if applicable), the class and number of shares, and the principal amount of each Covered Security involved;

(b)          The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)          The price of the Covered Security at which the transaction was effected;

(d)          The name of the broker, dealer or bank with or through whom the transaction was effected;

(e)          The date that the report is submitted by the Independent Trustee; and

(f)          With respect to any account established by an Independent Trustee in which any securities were held during the quarter for the direct or indirect benefit of the Independent Trustee:

(i)           The name of the broker, dealer or bank with whom the Independent Trustee established the account;

(ii)          The date the account was established; and

(iii)         The date that the report was submitted by the Independent Trustee.

(3)          Every report concerning a Purchase or Sale of a Covered Security prohibited under Section III-A hereof with respect to which the reporting person relies upon one of the exemptions provided in Section II-D shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

(4)          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates (a “Subject Security”) or (b) he or she knew or should have known that, within the 15-day time period described in Section III-B(1) above, a Subject Security was being purchased or sold, or was a Security Considered for Purchase or Sale, by the Company.

IV.          RULES APPLICABLE TO SECTION IV REPORTING PERSONS

A.          Prohibited Purchases and Sales.

(1)          No interested trustee shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such Purchase or Sale the Covered Security:

(a)          is a Security Considered for Purchase or Sale by an investment company; or

(b)          is being purchased or sold by an investment company.

(2)          No Section IV Reporting Person shall reveal to any other person (except in the normal course of his or her duties on behalf of an investment company) any information regarding securities transactions by an investment company or consideration by an investment company.

(3)          No Section IV Reporting Person shall engage in, or permit anyone within his or her control to engage in, any act, practice or course of conduct which would operate as a fraud or deceit upon, or constitute a manipulative practice with respect to, an investment company or any issuer of any Covered Security owned by an investment company.

B.           Reporting.

(1)          Every Section IV Reporting Person shall report to the Review Officer the information (a) described in Section IV-B(3) of this Code with respect to transactions in any Covered Security in which such Section IV Reporting Person has, or by reason of such transaction acquires or disposes of, any direct or indirect beneficial ownership in the Covered Security or (b) described in Section IV-B(4) and IV-B(5) of the Code with respect to securities holdings beneficially owned by each Section IV Reporting Person.

(2)          Notwithstanding Section IV-B(1) of this Code, Section IV Reporting Persons need not make a quarterly transaction report where the report would duplicate information contained in broker trade confirmations or account statements received by the Company in the time period prescribed in Section IV-B(3).

(3)          Quarterly Transaction Reports. Unless quarterly transaction reports are deemed to have been made under Section IV-B(2) of this Code, every quarterly transaction report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a)          The date of the transaction, the title, the interest rate and maturity date (if applicable), the class and number of shares, and the principal amount of each Covered Security involved;

(b)          The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)          The price of the Covered Security at which the transaction was effected;

(d)         The name of the broker, dealer or bank with or through whom the transaction was effected;

(e)          The date that the report was submitted by a Section IV Reporting Person; and

(f)          With respect to any account established by the Section IV Reporting Person in which any securities were held during the quarter for the direct or indirect benefit of the Section IV Reporting Person:

(i)           The name of the broker, dealer or bank with whom the Section IV Reporting Person established the account;

(ii)          The date the account was established; and

(iii)         The date that the report was submitted by the Section IV Reporting Person.

(4)          Initial Holdings Reports. No later than 10 days after becoming a Section IV Reporting Person, each Section IV Reporting Person must submit a report containing the following information (which information must be current as of a date no more than 45 days before becoming a Section IV Reporting Person):

(a)          The title, number of shares and principal amount of each Covered Security in which the Section IV Reporting Person had any direct or indirect beneficial ownership when the person became a Section IV Reporting Person;

(b)          The name of any broker, dealer or bank with whom the Section IV Reporting Person maintained an account in which any securities were held for the direct or indirect benefit of the Section IV Reporting Person as of the date the person became a Section IV Reporting Person; and

(c)          The date that the report is submitted by the Section IV Reporting Person.

(5)          Annual Holdings Reports. Annually, every Section IV Reporting Person shall submit the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(a)          The title, number of shares and principal amount of each Covered Security in which the Section IV Reporting Person had any direct or indirect beneficial ownership;

(b)          The name of any broker, dealer or bank with whom the Section IV Reporting Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Section IV Reporting Person; and

(c)          The date that the report is submitted by the Section IV Reporting Person.

(6)          These reporting requirements shall apply whether or not one of the exemptions listed in Section II-D applies except that a Section IV Reporting Person shall not be required to make a report with respect to securities transactions effected for, and any Covered Securities held in, any account over which such Section IV Reporting Person does not have any direct or indirect influence or control. Every report concerning a securities transaction with respect to which the reporting person relies upon one of the exemptions provided in Section II-D shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

(7)          Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that (a) he or she has or had any direct or indirect beneficial ownership in the Subject Security or (b) he or she knew or should have known that the Subject Security was being purchased or sold, or was a Security Considered for Purchase or Sale, by an investment company on the same day.

(8)          From time to time, the CCO may make exceptions to these reporting requirements as allowable.

V.          MISCELLANEOUS

A.          Approval of Code of Ethics and Amendments to the Code of Ethics. The Board of Trustees of the Company (the “Board”), including a majority of the Independent Trustees, shall approve this Code, and any material amendments to this Code. Such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons of the Company from engaging in any conduct prohibited under this Code and under Rule 17j-1 under the Investment Company Act. The Board must approve a material change to this Code no later than six months after adoption of the material change.

B.          Annual Certification of Compliance. Each Access Person shall certify to the Review Officer annually on the form annexed hereto as Form A that he or she (i) has read and understands this Code and any procedures that are adopted by the Company related to this Code and recognizes that he or she is subject thereto, (ii) has complied with the requirements of this Code and such procedures and (iii) has disclosed or reported all personal securities transactions and beneficial holdings in Covered Securities required to be disclosed or reported pursuant to the requirements of this Code and any related procedures.

C.           Review of Reports.

(1)          The Review Officer or his or her designee shall compare the reported personal securities transactions of each Access Person with completed and contemplated portfolio transactions of the Company to determine whether any transactions that violate this Code may have occurred (a “Reviewable Transaction”). In the case of reports of personal securities transactions of the Review Officer, the Alternative Review Officer shall perform such comparison. Before making any determination that a violation has been committed by any Access Person, the Review Officer (or Alternative Review Officer, as the case may be) shall provide such Access Person an opportunity to supply additional explanatory material for the purposes of demonstrating that such transactions did not violate this Code.

(2)          With respect to Independent Trustees, if the Review Officer determines that a Reviewable Transaction may have occurred, he or she shall submit the report and pertinent information concerning completed or contemplated portfolio transactions of the Company to counsel for the Independent Trustees. Such counsel shall determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section II-D. Before making any determination that a violation has been committed by a Independent Trustee, such counsel shall give the Independent Trustee an opportunity to supply additional information regarding the transaction in question.

(3)          With respect to Access Persons who are not Independent Trustees, if the Review Officer determines that a Reviewable Transaction may have occurred, he or she shall submit his written determination, together with the confidential quarterly report and any additional explanatory material provided by the Access Person, to the President of the Company (or any Vice President of the Company if the actions of the President are at issue), who shall make an independent determination of whether a violation of this Code has occurred.

D.          Board Reports. On an annual basis, the Review Officer shall prepare for the Board and the Board shall consider:

(1)          A report which describes any issues arising under this Code or any related procedures adopted by the Company, including without limitation information about material violations of the Code or any related procedures and sanctions imposed in response to material violations. An Alternative Review Officer shall prepare reports with respect to compliance by the Review Officer.

(2)          A report identifying any recommended changes to existing restrictions or procedures based upon the Company’s experience under this Code, evolving industry practices and developments in applicable laws or regulations; and

(3)          A report certifying to the Board that the Company has adopted procedures that are reasonably necessary to prevent Access Persons from violating this Code.

E.           Sanctions.

(1)          With respect to Access Persons who are not Independent Trustees, if the President (or a Vice President, as the case may be) finds that a violation of this Code has occurred, he or she shall impose such sanctions as he or she deems appropriate and shall report the violation and the sanction(s) imposed to the Board.

(2)          Sanctions for violation of this Code include, but are not limited to, one or more of the following: removal or suspension from office, a letter of censure and/or restitution to the Company of an amount equal to the advantage that the offending person gained by reason of such violation. In addition, as part of any sanction, the Access Person may be required to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade. It is noted that violations of this Code by an Access Person may also result in criminal prosecution or civil action.

F.           Records. The Company shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) and Rule 17j-1 under the Investment Company Act and shall be available for examination by representatives of the Commission.

(1)          A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved for a period of not less than five years in an easily accessible place;

(2)          A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)          A copy of each report made by an Access Person pursuant to this Code (including any information provided in lieu of the reports under Section IV-B(2)) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(4)          A record of all persons who are, or within the past five years have been, required to make a report pursuant to this Code, which shall be maintained in an easily accessible place;

(5)          A list of all persons, currently or within the past five years who are or were responsible for reviewing reports shall be maintained in an easily accessible place; and

(6)          A copy of each report required by Section V-D of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible plan.

H.          Confidentiality. All reports of securities transactions, holdings reports and any other information filed with the Company pursuant to this Code shall be treated as confidential, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation or to the extent the Company considers necessary or advisable in cooperating with an investigation or inquiry by the Commission or any other regulatory or self-regulatory organization.

I.            Interpretation of Provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

J.            Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, a designated officer of the Company, after consultation with the Review Officer, may make exceptions on a case-by-case basis, from any of the provisions of this Code upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code. All such exceptions must be received in writing by the person requesting the exception before becoming effective. The Review Officer shall report any exception to the Board at the next regularly scheduled Board meeting.

K.          Identification of Access Persons. The Review Officer shall identify all persons who are considered to be Access Persons and shall inform such persons of their respective duties, including their reporting obligations, and provide them with copies of this Code and any related procedures adopted by the Company.

Adopted: September 20, 2021